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August 15, 1994

Stant Corporation
425 Commerce Drive
Richmond, IN 47374

Attention:  Mr. Ward Woods
            Chairman of the Board

Trico Products Corporation is furnishing you with certain information in order for you to consider a possible business combination or other transaction with the Company (as hereinafter defined). To induce the Company to furnish you such information, you agree as follows with respect to any information supplied to you by the Company or its representatives, whether supplied before, on or after the date of this Agreement, and information which you obtain concerning the Company as a result of the access to such information provided to you by the Company, other than information that has been made available to the public (hereinafter collectively referred to as the 'Confidential Material'):

                 (1) You recognize and acknowledge the confidential nature and competitive value of the Confidential Material and the damage that could result to the Company if information contained therein is disclosed to any third party. You further acknowledge that you are aware of your obligations under federal and state securities laws and regulations, and agree that you will not use the Confidential Material in any manner that would constitute a violation of such laws and regulations.

                 (2) You will not use the Confidential Material in any way detrimental to the Company, and it will be used solely for the purpose of evaluating a possible transaction between the Company and you. Except as may be provided below, you also agree that you and Your Representatives (as hereinafter defined) will not disclose any of the Confidential Material to any person or entity without the prior written consent of the Company; provided, however, that the Confidential Material may be disclosed to your advisers and agents who (a) need to know such information for the purpose of evaluating a



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                 possible  transaction with the Company and (b) agree in writing to keep such Information confidential and to be bound by this Agreement to the same extent as if they were parties hereto. You will be responsible for any breach of this Agreement by any of Your Representatives. If you or any of Your Representatives
                 are   requested   or   required   (by  legal   process,   civil
                 investigative demand or similar process) to disclose any Confidential Material, you will promptly notify the Company so that the Company may seek an appropriate protective order or waive compliance with this Agreement. If you or any of Your
                 Representatives   are   nonetheless   compelled   to   disclose
                 information concerning the Company to any tribunal, you or Your Representative may disclose such to the tribunal, provided that you shall use reasonable efforts to obtain, at the request of
                 the  Company  and  at  Company  expense,   an  order  or  other
                 reasonable  assurance  that  confidential   treatment  will  be
                 accorded to such information.

                 (3) You and Your Representatives will not, without the prior written consent of the Company, disclose to any person or entity either the fact that discussions or negotiations are taking place concerning a possible transaction with the Company or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

                 (4) You also agree that except as stated in Exhibit A attached hereto, for a period of three (3) years from the date hereof, neither you nor any of Your Representatives will, without the prior written consent of the Company:

                                   (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person;

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                                   (b) make, or in any way participate, directly
                           or indirectly, in any 'solicitation' of 'proxies' (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting, of any voting securities of the Company;

                                   (c) make any public announcement with respect
                           to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction (including but not limited to any tender or exchange offer, merger, recapitalization or other business combination) involving the Company or its securities or assets; or

                                   (d) form, join or in any way participate in a
                           'group' as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing.

You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing:

                 (5) In the event that the transaction whose possibility is contemplated by this Agreement is not consummated, neither you nor Your Representatives shall, without the prior written consent of the Company, use any of the Confidential Material for any purpose.

                 (6) If you determine that you do not wish to enter into a transaction with the Company, you will promptly advise the Company of that decision. In that event, or at any time upon our request, all Confidential Material (and all copies, summaries, extracts and notes of the contents or parts thereof) shall be returned and not retained by you or Your Representatives in any form for any reason; provided, however, that you may destroy, in lieu of returning, any summaries, notes, analyses or studies prepared by you and your advisers in connection with the Confidential Material.

                 (7) You and Your Representatives shall have no obligation hereunder with respect to any

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                 information  in the  Confidential  Material  to the extent that such information has been made public other than by acts of you or Your Representatives in violation of this Agreement.

                 (8) You and Your Representatives shall direct all inquiries and requests for Confidential Material to Goldman, Sachs & Co., and you agree that you and Your Representatives shall not enter the Company's premises without first receiving the Company's permission and then only when accompanied by a representative of the Company or Goldman, Sachs & Co.

                 (9) Although you understand that the Company has endeavored to include in the Confidential Material information known to it which it believes to be relevant for the purposes of your investigation, you further understand that the Company does not make any representation or warranty to the accuracy or completeness of the Confidential Material. You agree that neither the Company nor any of its officers, directors, representatives or agents shall have any liability to you or any of Your Representatives resulting from the use of the Confidential Material by you or Your Representatives, except such liability as may result from the terms of a definitive agreement with respect to a transaction referred to above.

                 (10) You and Your Representatives agree that, without limiting any other available remedies, the Company shall be entitled to an injunction and other equitable relief in the event of Your or Your Representatives' failure to comply with the provisions of this Agreement. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

                 (11) This letter agreement is for the benefit of the Company and shall be governed by the internal laws of the State of New York without regard to the principles of conflicts of laws.

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                 (12) As used in this Agreement, the following terms shall have the following meaning:

                                   (a) 'Company' shall mean, either collectively
                           or individually as the context may require, Trico Products Corporation and its direct and indirect subsidiaries.

                                   (b) 'Your Representatives' shall mean, collectively or individually as the context may require, your parent corporations and its or their other subsidiaries and affiliated companies, and your and their respective directors, officers, employees, attorneys, investment advisers, investment bankers, commercial lenders, and all other advisers and agents. As used herein, a person 'affiliated' with a specified person shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

Please acknowledge your agreement to the foregoing by countersigning this letter in the space provided below.

Very truly yours,

TRICO PRODUCTS CORPORATION

By:  /s/ Goldman, Sachs & Co.
    Goldman, Sachs & Co.
    on behalf of Trico Products Corporation

Confirmed and Agreed to:

STANT CORPORATION

by       /s/ Ward Woods

Date:      8/17/94




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                                   EXHIBIT A

                 The Bessemer Group, Incorporated ('BGI'), whose principal business is owning and operating trust companies doing business in the states of New York, New Jersey and Florida and in the Cayman Islands, may be alleged to be an affiliate of Stant Corporation ('Stant') whose majority voting stockholder is Bessemer Capital Partners, L.P. ('BCP') and of BCP's limited partner, Bessemer Securities Corporation ('BSC') by virtue of being allegedly under common control, through BSC, with Stant and BCP.

                 Five heirs of Henry Phipps, deceased, and the chief executive officers of each of BGI and BSC are common directors of BGI, BSC and each of the trust companies owned by BGI (with minor exceptions). The Chairman of the Board of BGI is the same as the Chairman of the Board of BSC and is one of the heirs of Henry Phipps, deceased, mentioned above.

                 Notwithstanding anything else in this agreement to the contrary, nothing undertaken or agreed to by Stant shall in any way restrict the normal investment activities of BGI or its subsidiaries with respect to securities issued by the Company; provided, however, that Stant shall be fully responsible for not disclosing the Confidential Material to BGI. It is understood that the common officers and directors of BGI and BSC may receive the Confidential Material in their capacity as officers and directors of BSC (or in the capacity of president of one of the corporate general partners of the general partner of BCP) but may not in any way disclose it to the other personnel of BGI or use it in any way in BGI's business without causing Stant to be in breach of this agreement. It is, of course, recognized by the parties to this agreement that all of Stant, BCP, BSC, and BGI and the subsidiaries of BGI are bound by the laws respecting purchasing and selling securities while in possession of material, non-public information concerning the issuer of such securities.

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